UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 12, 2018

WRIT MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	7812	56-2646829
(State or jurisdiction of	(Primary Standard	(I.R.S. Employer
Classification Code Number)	Industrial incorporation)	Identification No.)

8200 Wilshire Blvd. #200, Beverly Hills, California, 90211, 310-461-3739

(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 12, 2018 WRIT Media Group, Inc. acquired Bison Crypto Power Corporation (“Bison”), a Nevada corporation, that provides strategic guidance for commodity-based companies that are interested in tokenizing their projects as an alternate source of funding. Bison also intends to provide infrastructure and secure locations for people interested in getting involved in the burgeoning crypto currency mining industry. Bison has a consulting agreement with Bison Oil and Gas Corporation to assist in the tokenization of their assets in exchange for 7,524 barrels of oil equivalent.

The Company acquired Bison Crypto Power Corporation through the issuance of 2,500,000 restricted shares of its Common Stock to the shareholders of Bison, in exchange for all issued and outstanding shares of Bison, making Bison a wholly-owned subsidiary of WRIT Media Group, Inc.

ITEM 2.01 COMPLETION OF ACQUISITION OF ASSETS

On April 18, 2018, WRIT Media Group, Inc. acquired all issued and outstanding shares of Bison Crypto Power Corporation, thereby making Bison Crypto Power Corporation a wholly-owned subsidiary of WRIT Media Group, Inc.

Financial statements of Bison Crypto Power Corporation required by Item 9.01(a) of Form 8-K are not being included with this filing but will be filed not later than 60 calendar days from the date of the filing of this 8-K, in either an amendment to this 8-K or in our next 10-Q filing.

Similarly, pro forma financial information for the combined entity – consisting of the registrant and its new wholly-owned subsidiary Bison Crypto Power Corporation – as required by Item 9.01(b) of Form 8-K, are not being included with this filing, but will either be filed in an amendment to this 8-K not later than 60 calendar days from the date of the filing of this 8-K, or else unaudited financials for the combined entity as part of our Form 10-Q will be filed within 60 calendar days from the date of filing of this 8-K in lieu of the pro forma requirement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRIT MEDIA GROUP, INC.

Date: April 18, 2018	By:	/s/ Eric Mitchell
Eric Mitchell
President

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